                                                                   EXHIBIT 1.2

                                                                    SCHEDULE I

                                TERMS AGREEMENT


                                                  October 28, 1997

To each of the Underwriters
named on Exhibit A hereto

Dear Sirs:

     ThermoTrex Corporation, a Delaware corporation (the "Company"), proposes to
                                                          -------
issue and sell $110 million aggregate principal amount of its debt securities with the terms set forth below (the "Offered Securities"). Subject to the terms
                                     ------------------
and conditions set forth herein or incorporated by reference herein, the underwriters named on Exhibit A hereto (the "Underwriters") offer to purchase,
                      ---------              ------------
severally and not jointly, the principal amount of Offered Securities set forth therein opposite their respective names at 98% of the principal amount thereof (except with respect to $10 million principal amount of the Offered Securities being sold to Thermo Electron Corporation (the "Guarantor"), for which the purchase price shall be 100% of the principal amount thereof). In addition, the Company hereby grants to the Underwriters an option to purchase up to an additional $16.5 million aggregate principal amount of the Offered Securities (the "Option Securities") to cover over-allotments, if
                         -----------------
any, on the terms and conditions set forth herein or incorporated herein by reference. The purchase price for the Option Securities shall be 98% of the principal amount thereof, together with accrued interest from the Closing Date.

     The Offered Securities shall have the following terms:

     Title: 3 1/4% Convertible Subordinated Debentures due 2007

     Maturity:  November 1, 2007

     Interest rate: 3 1/4% per annum

     Interest payment dates:  May 1 and November 1, commencing May 1, 1998

     Redemption provisions: Redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2000 at 100% of the principal amount thereof, together with accrued interest to the date of redemption.

     Repayment provisions: Subject to repayment at the option of the holder at 100% of the principal amount thereof, together with accrued interest to the date of repayment, in the event the Common Stock is neither listed for trading on a United States national securities exchange, Nasdaq National Market nor approved for trading on an established automated over-the-counter trading market in the United States.

     Conversion provisions: Convertible at any time (except that Bearer Debentures are convertible on and after the Exchange Date) into shares of Common Stock of the Company at an initial conversion price of $27.00.
     The Company may elect, in its sole discretion, to (i) pay cash in respect of all or a portion of the shares of Common Stock otherwise issuable upon such conversion and/or (ii) deliver fully paid and non-assessable shares of Thermo Electron Common Stock, in respect of all or a portion of the shares of Common Stock otherwise issuable upon such conversion.

     Guarantee:  Guaranteed on a subordinated basis by the Guarantor.

     Form: May be issued in registered form and/or in bearer form. The Offered Securities issued in bearer form, if any, will be initially represented by a temporary global bearer Offered Security exchangeable for definitive Offered Securities commencing on the date 40 days after the later of the Closing Date and the Option Closing Date.

     The Closing Date shall be November 3, 1997.

     All the provisions contained in the Underwriting Agreement dated October 28, 1997 among Lehman Brothers Inc., Goldman, Sachs & Co., the Company and the Guarantor, and in the Officers' Certificate dated October 28, 1997, executed by the Company and the Guarantor, copies of which you have previously received, are herein incorporated by reference (except for provisions that relate to securities other than Offered Securities designated herein) in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in the Underwriting Agreement are used herein as therein defined.

     The Company agrees to be bound by the provisions of Section 5(i) of the Underwriting Agreement.

     Payment for the Offered Securities shall be made to or upon the order of the Company on the Closing Date or the Option Closing Date, as the case may be, by wire transfer in immediately available funds.


                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     Please accept this offer by signing a copy of this Terms Agreement in the space set forth below.

                                   Very truly yours,

Accepted on October 28, 1997       THERMOTREX CORPORATION

LEHMAN BROTHERS INC.
GOLDMAN, SACHS & CO.               By: /s/ David A. Teitel
                                      ______________________
                                      Name:  David A. Teitel
                                      Title: Vice President, Finance

By:  LEHMAN BROTHERS INC.          THERMO ELECTRON CORPORATION


By: /s/ Kevin Davies               By: /s/ Earl R. Lewis
   __________________________         ______________________
   Name:  Kevin Davies                Name:  Earl R. Lewis
   Title: Associate, Investment       Title: Vice President
          Banking

EXHIBIT A
---------

LIST OF UNDERWRITERS


                                                  Principal Amount
Underwriter                                         of Debentures
-----------                                       ----------------
Lehman Brothers Inc........................       $ 55,000,000
Goldman, Sachs & Co........................         55,000,000

                                                  -------------
                          Total............       $110,000,000
                                                  -------------